EXHIBIT 99.1

Lakeland Industries, Inc. Reports Fiscal 2023 Fourth Quarter and Full Year Financial Results

Fiscal 2023 net sales of $112.8 million and gross margin of 40.6%

Expects continued momentum and growth in fiscal 2024

HUNTSVILLE, AL / ACCESSWIRE / April 13, 2023 / Lakeland Industries, Inc. (NASDAQ:LAKE) (the “Company” or “Lakeland”), a leading global manufacturer of protective clothing for industry, healthcare and first responders on the federal, state and local levels, today announced financial results for its fiscal 2023 fourth quarter and full year ended January 31, 2023.

Fiscal 2023 Fourth Quarter Financial Results Highlights

Net sales for the fourth quarter of fiscal year 2023 were $29.0 million, an increase of $2.2 million from the net sales of $26.8 million for the fourth quarter of fiscal year 2022.  Compared to the fourth quarter of fiscal year 2022, sales increased in Europe, Latin America and the U.S., slightly offset by a year-over-year decline in Asia.  Our European net sales include $1.3 million from our acquisition of Eagle Technical Products (“Eagle”), which we closed in December 2022.  Gross margins for the fourth quarter of fiscal year 2023 were 37.5% compared to 39.2% for the fourth quarter of fiscal year 2022.  Net income for the fourth quarter of fiscal year 2023 was $0.2 million or $0.03 per basic common share.  Adjusted earnings before interest, taxes, depreciation, amortization, equity compensation, and non-recurring expenses (Adjusted EBITDA)* was $1.8 million in the fourth quarter of fiscal year 2023, compared to $2.9 million in the fourth quarter of fiscal year 2022.

Fiscal 2023 Full Year Financial Results Highlights

Net sales for fiscal year 2023 were $112.8 million, a decrease of $5.6 million from $118.4 million for fiscal year 2022.  Compared to fiscal year 2022, decreases in sales in Asia, caused by shutdowns and the absence of typical year-end stocking ahead of the Chinese New Year due to the country’s “Zero COVID Policy”, and Europe, due to recessionary economic conditions, more than offset year-over-year growth in North America.  Gross margins for fiscal year 2023 decreased to 40.6% compared to 43.0% for fiscal year 2022 due primarily to strategic pricing relative to higher inventory levels in our disposable products and foreign currency headwinds.  Net income for fiscal year 2023 was $1.9 million or $0.25 per basic common share.  Adjusted EBITDA* was $9.6 million in fiscal year 2023, compared to $19.6 million in fiscal year 2022.

Lakeland ended the quarter with cash and cash equivalents of approximately $24.6 million, and the $25.0 million revolving credit facility had no borrowings as of January 31, 2023, as the Company continues to have no debt.  For the fiscal year, the Company repurchased $5.4 million of common stock under its stock repurchase program.

* EBITDA and Adjusted EBITDA are non-GAAP financial measures.  Reconciliations are provided in the tables of this press release.

Management Comments

“We were generally pleased with our fiscal fourth quarter results, which benefited from strengthening industrial demand, particularly within the U.S. oil and gas sector, as turnaround activity has begun to emerge, as well as the inclusion of contributions from recently acquired Eagle Technical Products,” said Charlie Roberson, President and Chief Executive Officer of Lakeland Industries. “We were happy to see the increase in our North American sales for the quarter and fiscal year, and we will continue to build on this momentum.  We expect sales growth to resume in Asia as China emerges from its zero-COVID policy and returns to normal buying patterns.  As expected, our quarterly gross margin performance was affected by temporary price concessions from targeted reductions in finished goods inventory and the inclusion of Eagle’s products on our platform, some of which carry lower gross margins, as well as the typical seasonal product mix shift to disposable products across our global markets this time of year.”

1

“With that said, I am proud of the significant progress we made on key strategic initiatives this quarter, particularly our efforts to expand our global manufacturing operations in Mexico, Vietnam, and India, and the continued ramp-up of our fire and high-performance product lines.  These initiatives benefit Lakeland’s competitive positioning within strategic, higher-value end markets and ultimately enhance our operating model.  Moving forward, we are highly focused on our various manufacturing, sales, and cost structure initiatives as we continue to analyze the optimal allocation of human and technical assets, with the end goal of improving our top and bottom-line results.”

Roberson concluded, “Looking to fiscal 2024 and beyond, we believe we are well equipped to deliver continued growth, driven by our strong product portfolio, end market and geographic diversity, financial strength, and continued focus on operational improvements.  We are strategically focused on growing revenues and our broader end markets, as well as maintaining strong levels of profitability and improving cash flows.  Despite the potential for increasing macroeconomic headwinds such as a second-half recession in the U.S., we are confident in our ability to achieve our previously stated three-to-five-year growth targets.”

Roger Shannon, Lakeland’s Chief Financial Officer, added, “During the fiscal fourth quarter, Lakeland made progress on its goal to reduce finished goods inventory.  However, the capital realized from steps taken this quarter as part of this ongoing initiative were offset by an increase in raw materials and inventory acquired through the acquisition of Eagle Technical Products. We expect to continue to reduce disposable inventory levels in the coming quarters, as Lakeland is committed to shifting its resources into higher-value products and markets.  While certain pricing levers may be utilized, these efforts will be highly targeted and recoverable.”

“For the full fiscal year, we repurchased $5.4 million of stock, and after our fiscal year-end, our Board of Directors initiated a recurring quarterly dividend program.  Collectively, these actions, paired with an ongoing focus on growing share and enhancing profitability, position Lakeland incredibly well to drive long-term value for our shareholders.”

Fiscal 2023 Fourth Quarter Financial Results

Net sales were $29.0 million for the fourth quarter of fiscal year 2023, as compared to $28.4 million for the third quarter of fiscal year 2023 and $26.8 million for the fourth quarter of fiscal year 2022.  Sales of our fire and high-performance product lines increased by $3.2 million, reflecting strengthening in the industrial and fire turnout gear markets. Fourth quarter of fiscal year 2023 sales included $1.3 million in sales resulting from two months of activity from our recent acquisition of Eagle.  Sales were negatively impacted by shutdowns and the absence of typical year-end stocking ahead of the Chinese New Year due to China’s “Zero COVID Policy.”   Additionally, foreign exchange currency translations negatively impacted sales by approximately $0.7 million in the fourth quarter of fiscal year 2023 compared with minimal impact in the prior year period, due primarily to increased currency volatility in China.

On a consolidated basis for the fourth quarter of fiscal year 2023, domestic sales were $11.9 million or 41% of total revenues, and international sales were $17.1 million or 59% of total revenues.  This compares with domestic sales of $14.0 million or 49% of the total and international sales of $14.4 million or 51% of the total in the third quarter of fiscal year 2023, while the fourth quarter of fiscal year 2022 domestic sales were $11.2 million or 42% of total revenues and international sales were $15.6 million or 58% of total revenues.

2

Gross profit of $10.9 million for the fourth quarter of  fiscal year 2023 decreased from $12.3 million in the third quarter of fiscal year 2023 but increased from $10.5 million from the fourth quarter of fiscal year 2022.  Gross profit as a percentage of net sales was 37.5% for the fourth quarter of fiscal year 2023 as compared with 43.3% for the third quarter of fiscal year 2023 and 39.2% a year ago.  Gross profit performance in the fourth quarter of fiscal year 2023 was impacted by strategic pricing relative to higher inventory levels in our disposable products, product mix and unfavorable foreign exchange impacts.

Lakeland reported operating profit of $0.1 million for the fourth quarter of fiscal year 2023, compared to $2.2 million for the third quarter of fiscal year 2023 and $1.1 million for the fourth quarter of fiscal year 2022.  Operating profit was impacted by $0.9 million in non-recurring expenses, including $0.6 million in acquisition costs for Eagle, severance costs of $0.3 million and expenses associated with the continued development of our Monterrey, Mexico facility of $0.1 million.  Currency fluctuations negatively impacted operating profit by $0.6 million in the fourth quarter of fiscal year 2023.  Operating margins were 0.3% for the fourth quarter of fiscal year 2023, down from 7.8% for the third quarter of fiscal year 2023 and down from 4.2% for the fourth quarter of fiscal year 2022.

The Company reported net income of $0.2 million or $0.03 per basic and $0.02 per diluted share for the fourth quarter of fiscal year 2023, compared with a net income of $1.4 million or $0.19 per basic share and $0.19 per diluted share for the third quarter of fiscal year 2023 and $0.5 million or $0.06 per basic and $0.06 per diluted share for the fourth quarter of fiscal year 2022.

EBITDA for the fourth quarter of fiscal 2023 was $0.6 million, compared with $2.6 million for the third quarter of fiscal year 2023 and $2.3 million for the fourth quarter of fiscal year 2022.  Adjusted EBITDA for the fourth quarter of fiscal year 2023 was $1.8 million, compared with $3.0 million for the third quarter of fiscal 2023 and $2.9 million in the prior year period.

During the fourth quarter of fiscal year 2023, the Company did not repurchase common stock under its stock repurchase program. At January 31, 2023, approximately $5.4 million was available to the Company for the repurchase of its outstanding common stock.

For fiscal year 2023, the Company’s effective tax rate was 65.8% as compared to 29.6% for fiscal year  2022.  The effective tax rate for fiscal year 2023 includes the impact of $1.8 million in discrete items for a $2.0 million provision for withholding taxes for the planned repatriation of cash from China and a $0.2 million benefit related to an accrual of China social taxes.  Excluding the $1.8 million of discrete items the Company’s effective tax rate was 32.9%.

Strategic Priorities for Fiscal Year 2024

•	Deliver continued revenue growth in strategic markets in line with the Company’s three-to-five-year targets
•	Execute a strategic shift of sales and manufacturing resources to higher-value products and markets, including the successful integration of fire turnout gear product design and sales teams with Eagle Technical Products
•	Complete ongoing investments in Company’s global manufacturing footprint, with a focus on high-margin product lines

3

Financial Results Conference Call

Lakeland will host a conference call at 4:30 pm Eastern time today to discuss the Company’s fiscal 2023 fourth quarter and full-year financial results.  The conference call will be hosted by Charlie Roberson, President and Chief Executive Officer, and Roger Shannon, Chief Financial Officer.  Investors can listen to the call by dialing 877-545-0523 (Domestic) or 973-528-0016 (International), Pass Code 188581.  For a replay of this call through April 20, 2023, dial 877-481-4010 (Domestic) or 919-882-2331 (International), Pass Code 47951.

About Lakeland Industries, Inc.

We manufacture and sell a comprehensive line of industrial protective clothing and accessories for the industrial and public protective clothing market. Our products are sold globally by our in-house sales teams, our customer service group, and authorized independent sales representatives to a network of over 1,600 global safety and industrial supply distributors. Our authorized distributors supply end users, such as integrated oil, chemical/petrochemical, automobile, transportation, steel, glass, construction, smelting, cleanroom, janitorial, pharmaceutical, and high technology electronics manufacturers, as well as scientific, medical laboratories and the utilities industry.  In addition, we supply federal, state and local governmental agencies and departments, such as fire and law enforcement, airport crash rescue units, the Department of Defense, the Department of Homeland Security and the Centers for Disease Control.  Internationally, we sell to a mixture of end users directly and to industrial distributors depending on the particular country and market.  In addition to the United States, sales are made into more than 50 foreign countries, the majority of which were into China, countries within the European Economic Community (“EEC”), Canada, Chile, Argentina, Russia, Kazakhstan, Colombia, Mexico, Ecuador, India, Uruguay, Middle East and countries within Southeast Asia.

For more information concerning Lakeland, please visit the Company online at www.lakeland.com.

Contacts

Lakeland Industries, Inc.

256-600-1390

Roger Shannon

rdshannon@lakeland.com

Alpha IR Group

312-445-2870

Robert Winters or Stephen Poe

LAKE@alpha-ir.com

4

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains estimates, predictions, opinions, goals and other “forward-looking statements” as that phrase is defined in the Private Securities Litigation Reform Act of 1995.  Such statements include, without limitation, references to the Company's predictions or expectations of future business or financial performance as well as its goals and objectives for future operations, financial and business trends, business prospects, and management's expectations for earnings, revenues, expenses, inventory levels, capital levels, liquidity levels, or other future financial or business performance, strategies or expectations.  All statements, other than statements of historical facts, which address Lakeland's expectations of sources or uses for capital or which express the Company's expectation for the future with respect to financial performance or operating strategies can be identified as forward-looking statements.  Forward-looking statements involve risks, uncertainties and assumptions as described from time to time in press releases and Forms 8-K, registration statements, quarterly and annual reports and other reports and filings filed with the Securities and Exchange Commission or made by management.  As a result, there can be no assurance that Lakeland's future results will not be materially different from those described herein as "believed," "projected," "planned," "intended," "anticipated," "can," "estimated" or "expected," or other words which reflect the current view of the Company with respect to future events.  We caution readers that these forward-looking statements speak only as of the date hereof.  With respect to our previously stated three-to-five-year goals of core market growth, gross margin levels, and free cash flow generation, such metrics are goals, not projections or guidance, and are subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the control of the Company and its management; actual results will vary, and those variations may be material.  The Company hereby expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company's expectations or any change in events, conditions or circumstances on which such statement is based, except as may be required by law.

Non-GAAP Financial Measures

To supplement its consolidated financial statements, which are prepared and presented in accordance with Generally Accepted Accounting Principles (GAAP), the Company uses the following non-GAAP financial measures in this press release: EBITDA and Adjusted EBITDA.  The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.  The Company uses these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons.  The Company believes that these measures provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making.  The non-GAAP financial measures used by the Company in this press release may be different from the methods used by other companies.

For more information on the non-GAAP financial measures, please see the Reconciliation of GAAP to non-GAAP Financial Measures tables in this press release.  These accompanying tables include details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

(Financial Tables Follow)

5

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

January 31, 2023 and 2022

(Preliminary and unaudited)

($000’s Except Share Information)

ASSETS

Current assets	2023	2022
Cash and cash equivalents	$24,639	$52,719
Accounts receivable, net of allowance for doubtful accounts of $800 and $666 at January 31, 2023 and 2022, respectively	17,296	14,771
Inventories	58,176	47,711
Prepaid VAT and other taxes	2,473	1,675
Other current assets	4,050	3,770
Total current assets	106,634	120,646
Property and equipment, net	9,140	8,714
Operating leases right-of-use assets	5,472	5,296
Deferred tax assets	1,721	2,072
Other assets	100	490
Goodwill and intangibles	14,515	871
Investments	5,354	2,704
Total assets	$142,936	$140,793

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$6,558	$5,855
Accrued compensation and benefits	2,522	3,225
Other accrued expenses	4,068	1,372
Income tax payable	609	321

Short term borrowings	405	—
Accrued earnout agreement	3,182	—
Current portion of operating lease liability	1,253	1,242
Total current liabilities	18,597	12,015
Deferred income taxes	769	----
Long-term portion of operating lease liability	3,580	3,678
Total liabilities	22,946	15,693
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par; authorized 1,500,000 shares (none issued)	—	—
Common stock, $0.01 par; authorized 20,000,000 shares, Issued 8,655,699 and 8,555,672; outstanding 7,325,005 and 7,615,867 at January 31, 2023 and 2022, respectively	87	86
Treasury stock, at cost; 1,330,694 and 939,705 shares at January 31, 2023 and 2022, respectively	(19,646)	(14,206)
Additional paid-in capital	78,475	77,826
Retained earnings	64,765	62,892
Accumulated other comprehensive loss	(3,691)	(1,498)
Total stockholders' equity	119,990	125,100
Total liabilities and stockholders’ equity	$142,936	$140,793

6

Lakeland Industries, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF INCOME

For the Years Ended January 31, 2023 and 2022

(Preliminary and unaudited)

($000’s) except share information

	2023	2022
Net sales	$112,846	$118,386
Cost of goods sold	66,997	67,473
Gross profit	45,849	50,913
Operating expenses	40,308	34,866
Operating profit	5,541	16,047
Other income (expense), net	(33)	121
Interest expense	(37)	(15)
Income before taxes	5,471	16,153
Income tax expense	3,598	4,781
Net income	$1,873	$11,372
Net income per common share:
Basic	$0.25	$1.44
Diluted	$0.24	$1.41
Weighted average common shares outstanding:
Basic	7,562,179	7,900,131
Diluted	7,737,955	8,053,876

7

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES

Operating Results ($000’s) except share information

(Preliminary and unaudited)

Supplemental Information

	Year Ended January 31,
	2023	2022

Net sales	$112,846	$118,386
Year over year change	(4.7)%	(25.5)%
Gross profit	45,849	50,913
Gross profit %	40.6%	43.0%
Operating expenses	40,308	34,866
Operating expenses as a percentage of sales	35.7%	29.5%
Operating profit	5,541	16,047
Operating profit as a percentage of sales	4.9%	13.6%
Interest expense	(37)	(15)
Other income (expense), net	(33)	121
Income before taxes	5,471	16,153
Income tax expense	3,598	4,781
Net income	$1,873	$11,372
Weighted average shares for EPS-Basic	7,562	7,900
Net income per share	$0.25	$1.44
Income before taxes	$5,471	$16,153
Interest expense	37	15
Depreciation and amortization	1,505	1,868
EBITDA	7,013	18,036
Equity compensation	1,491	1,667
Other income (expense), net	(33)	121
Eagle acquisition related expenses	589	---
China manufacturing restructuring	278	---
New Monterrey, Mexico facility start-up costs	240	---
Adjusted EBITDA	$9,644	$19,582

8

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES

Operating Results ($000)

(Preliminary and unaudited)

Reconciliation of GAAP Results to Non-GAAP Results

	Quarter Ended January 31,		Year Ended January 31,
	2023	2022	2023	2022

Net Income to EBITDA
Net Income	$183	$1,243	$1,873	$11,372
Interest	11	16	37	15
Taxes (1)	(12)	744	3,598	4,781
Depreciation and amortization	417	398	1,505	1,868
EBITDA	$599	$2,266	$7,013	$18,036
EBITDA to Adjusted EBITDA
(excluding non-cash expenses)

EBITDA	$599	$2,401	$7,013	$18,036
Equity compensation (2)	350	642	1,491	1,667
Other income (expense) (3)	107	135	(33)	121
Eagle acquisition-related expenses (4)	589	---	589	---
China manufacturing restructuring (5)	278	---	278	---
New Monterrey, Mexico facility start-up costs (6)	71	---	240	---
Adjusted EBITDA	$1,780	$2,908	$9,644	$19,582

The financial data above includes non-GAAP financial measures, including EBITDA and adjusted EBITDA.  Management excludes from EBITDA and adjusted EBITDA all expenses for interest, taxes, depreciation and amortization, and Other Income, which is comprised of interest income and gains (losses) from equity method investments.  For adjusted EBITDA management also excludes equity compensation, acquisition-related expenses, restructuring costs, and start-up costs for our Mexican operations.

Management excludes these items principally because such charges or benefits are not directly related to the Company’s ongoing core business operations.  We use such non-GAAP measures in order to (1) make more meaningful period-to-period comparisons of the Company’s operations, both internally and externally, (2) guide management in assessing the performance of the business, internally allocating resources and making decisions in furtherance of the Company’s strategic plan, and (3) provide investors with a better understanding of how management plans and measures the business.  The material limitations to management’s approach include the fact that the charges, benefits and expenses excluded are nonetheless charges, benefits and expenses required to be recognized under GAAP and, in some cases, consume cash which reduces the Company’s liquidity.  Management compensates for these limitations primarily by reviewing GAAP results to obtain a complete picture of the Company’s performance and by including a reconciliation of non-GAAP results to GAAP results in its earnings releases.  Non-GAAP financial measures are not alternatives for measures of financial performance prepared in accordance with GAAP and may be different from similarly titled non-GAAP measures presented by other companies, limiting their usefulness as comparative measures.

9

Additional information regarding the adjustments is provided below.

(1) Adjustments for Taxes, which consist of the tax effects of the various adjustments that we exclude from our non-GAAP measures, and adjustments related to deferred tax and discrete tax items.  Including these adjustments permits more accurate comparisons of the Company's core results with those of its competitors.  In Q2FY 23 the Company changed its permanent reinvestment assertions for our Chinese operations during the second quarter due to increased volatility of the Chinese yuan and an updated evaluation of investment strategies.  The Company recorded $2 million in withholding taxes for a planned repatriation during fiscal year 2023.  In the first quarter of fiscal year 2023, the Company recorded deferred tax benefits of $0.2 million related to accruals for China social taxes based on our evaluation of the deductibility of these items.

(2) Adjustments for Equity Compensation, which consist of non-cash expenses for the grant of equity awards.

(3)  Adjustments for Other Income, which consists of interest income and gains/(losses) from Investments accounted for under the equity method of accounting.

(4) Adjustments for acquisition-related expenses included advisory fees, due diligence expenses and legal fees related to the Company’s acquisition of Eagle Technical Products Limited in the fourth quarter of fiscal year 2023.

(5) Adjustments for acquisition restructuring costs consisted of cash severance payments to approximately 100 workers at our Weifang manufacturing facility in the fourth quarter of fiscal year 2023.

(6) Adjustments for start-up costs for our Mexican operations, consists of external services and legal fees associated with the start-up of our new manufacturing site in Monterrey, Mexico scheduled to start production in the third quarter of fiscal year 2023.

10